FOR IMMEDIATE RELEASE
February 5, 1997

                              Media Contact:  Robert Fort
                              (757) 629-2710


NORFOLK SOUTHERN COMPLETES TENDER OFFER
FOR 9.9% OF CONRAIL SHARES

NORFOLK, VA -- Norfolk Southern Corporation (NYSE: NSC) today announced that its cash tender offer for shares of Conrail Inc. (NYSE: CRR) at a price of $115 per share was oversubscribed. The offer expired at 12:00 Midnight, New York City time, on Tuesday, February 4, 1997.

     Based on a preliminary count from the depositary for the offer, approximately 66.8 million shares have been tendered, which includes approximately 24.1 million shares subject to guarantees of delivery. Norfolk Southern's subsidiary, Atlantic Acquisition Corporation, accepted for payment 8.2 million Conrail shares in the offer, which represent approximately 9.9% of the outstanding common shares of Conrail (the approximate maximum number of shares Norfolk Southern can buy without triggering Conrail's "poison pill"). The preliminary proration factor under the offer is 12.26% for all Conrail shares tendered. The final proration factor is expected to be announced on or about Tuesday, February 11, 1997, and it is expected that payment for the shares that have been accepted will commence promptly thereafter.

     Norfolk Southern is a Virginia-based holding company with headquarters in Norfolk, Va. It owns a major freight railroad, Norfolk Southern Railway Company, which operates approximately 14,400 miles of road in 20 states, primarily in the Southeast and Midwest, and the Province of Ontario, Canada. The corporation also owns North American Van Lines, Inc., and Pocahontas Land Corporation, a natural resources company.

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World Wide Web Site - http://www.nscorp.com

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FOR IMMEDIATE RELEASE
February 12, 1997

                              Media Contact:  Robert Fort
                              (757) 629-2710


NORFOLK SOUTHERN COMMENCES SECOND TENDER OFFER TO ACQUIRE CONRAIL
SHARES FOR $115 PER SHARE

NORFOLK, VA -- Norfolk Southern Corporation (NYSE: NSC) announced today that a wholly owned subsidiary is commencing its previously announced all-cash tender offer for all of the outstanding Common Shares and Series A ESOP Convertible Junior Preferred Shares of Conrail Inc. (NYSE: CRR) not already owned by Norfolk Southern at a price of $115 per share. The tender offer will expire on Wednesday, March 12, 1997, at 12:00 Midnight, New York City time, unless the offer is extended. On February 11, 1997, Norfolk Southern commenced payment for the 8,200,000 Conrail shares acquired pursuant to Norfolk Southern's prior tender offer.

     Following completion of the tender offer, which is subject to certain minimum tender and other conditions, Norfolk Southern intends to consummate a merger in which all remaining Conrail shares would be converted into the right to receive the same cash price per share paid in Norfolk Southern's tender offers.

     Norfolk Southern is a Virginia-based holding company with headquarters in Norfolk, Va. It owns a major freight railroad, Norfolk Southern Railway Company, which operates about 14,300 miles of road in 20 states primarily in the Southeast and Midwest, and the Province of Ontario, Canada. The corporation also owns North American Van Lines, Inc., and Pocahontas Land Corporation, a natural resources company.

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World Wide Web Site - http://www.nscorp.com